Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Terreno Realty Corporation for the registration of common stock and preferred stock and to the incorporation by reference therein of our reports dated February 7, 2018, with respect to the consolidated financial statements and schedule of Terreno Realty Corporation, and the effectiveness of internal control over financial reporting of Terreno Realty Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

February 9, 2018